UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 19, 2013

Natus Medical Incorporated

(Exact name of registrant as specified in its charter)

000-33001

(Commission File Number)

Delaware (State or other jurisdiction of Incorporation)	77-0154833 (I.R.S. Employer Identification No.)

1501 Industrial Road

San Carlos, CA 94070

(Address of principal executive offices)

650-802-0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

An amended employment agreement was executed on April 19, 2013 between Natus Medical Incorporated and its Chief Executive Officer, James B. Hawkins (the “Amended Employment Agreement”).

The agreement provides that if Mr. Hawkins’ employment is terminated without cause (as defined in the Amended Employment Agreement) or for a reason other than in connection with a change in control of the Company, then Mr. Hawkins will receive (i) a lump sum payment due and payable within thirty (30) days after the date of separation, less applicable withholding taxes, equal to two times the sum of his Base Salary (as defined in the Amended Employment Agreement) as then in effect, (ii) the immediate vesting of his then unvested stock options, restricted stock and other equity awards, and (iii) continued provision of COBRA or similar benefits through the lesser of eighteen months or the date upon which Mr. Hawkins becomes covered under similar plans.

Mr. Hawkins’ employment agreement with the Company previously provided that the amount defined in section (i) above was a sum equal to the Base Salary, while the timeframe in section (iii) above was twelve months.

To be eligible for termination benefits, Mr. Hawkins must comply with certain non-competition and non-solicitation provisions and payment of these termination benefits is conditioned on execution of a release of claims.

The Amended Employment Agreement is attached as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Amended employment agreement between the Company and James B. Hawkins dated April 19, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATUS MEDICAL INCORPORATED (Registrant)

Dated: April 19, 2013	By:	/s/ Jonathan A. Kennedy
Jonathan A. Kennedy
Senior Vice President Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Amended employment agreement between the Company and James B. Hawkins dated April 19, 2013.